Joint Filing Agreement

Dated February 13, 2012

Each of the undersigned hereby acknowledges and agrees, in compliance with the provisions of Rule 13d-1(k) (1) promulgated under the Securities Exchange Act of 1934, as amended, that the Schedule 13D to which this Agreement is attached as an Exhibit (the “Schedule 13D”), and any amendments thereto, will be filed with the Securities and Exchange Commission jointly on behalf of each of the undersigned.

This Agreement may be signed by the undersigned in separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of the date first above written.

COOMBER INVESTMENTS LIMITED

By: /s/ XU FENG
Name: Xu Feng
Title: Director

GOLDMAN INDUSTRIAL LTD.

By: /s/ XU FENG
Name: Xu Feng
Title: Director

GUANGXI YUCHAI MACHINERY GROUP COMPANY

By: /s/ GUO DEMING
Name: Guo Deming
Title: Director